Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TriLinc Global Impact Fund, LLC

Manhattan Beach, California

We consent to the incorporation by reference in the registration statement (No. 333-217075) on Form S-3 of our report dated September 29, 2023, with respect to the consolidated financial statements of TriLinc Global Impact Fund, LLC.

/s/ KPMG, LLP

Los Angeles, California

September 29, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.